EXHIBIT 99.1
November 2005
Dear Fellow Shareholders,
As I look at our company today versus one year ago, I am pleased with the progress we have made and confident we are a stronger company. We continue to make progress in all areas of our operations, including our goal of customer diversity. Even though the percentage of business concentration change is measured only in single digits, our customers have solid growth potential and can be a stabilizing force in our business book going forward. When we bring in new business, we are challenged by adding products to our production process and ramping up schedules. These start-up efforts have a negative impact on our operational efficiency and margins in the short term. As we overcome these challenges and adjust to the new business norm, as we did in the past five quarters, we are able to improve our financial results.
We are facing a challenge related to our largest customer: Select Comfort. As you all know, we have had a long and positive relationship with Select Comfort, and we highly value our partnership. As one would expect, the tremendous growth of Select Comfort’s brand and operations has caused them to evaluate their supplier relationships; and, like many large companies, they have decided to pursue a multi-source arrangement. We expect this will reduce our revenues from Select Comfort as we go forward. As we stated in our press release and conference call, we have received notice from Select Comfort that our master supply contract will not be renewed when it expires in August 2006. The notice also stated, however, that “we strongly value the partnership we have had with Winland Electronics over the years and we have confidence that the relationship will continue at a redefined level.” We are continuing our discussions with Select Comfort to reach a new agreement on terms beneficial to both companies. We will keep you posted of progress on these negotiations at appropriate times.
While these challenges are similar to those we faced in the early part of our business transition in 2001, the contrast of Winland today versus Winland in years past is striking. We continue to report record revenues and earnings on a year-over-year basis and have the strongest balance sheet in our Company’s history. We continue to grow stronger each quarter due in large part to our shift to become a solutions-rich company. Today, compared to our competitors, we are a stronger, more viable, and more efficient company that provides a unique and compelling value with capacity to meet our customers’ needs.
We reported record revenues for the 2005 third quarter of $7.4 million, an increase of 11.9% compared to the $6.6 million reported for the third quarter of fiscal 2004. This was our 15th consecutive profitable quarter, with net income of $0.12 per share compared to $0.11 per share last year. Our gross margins remained steady at 23% of sales. We added 56 new line items in the first nine months of 2005 in addition to the 75 items introduced in 2004, thereby setting the stage for continued revenue diversity and growth. Included in this new revenue is an exciting contract and order from Cardiac Science, Inc., one of our increasing number of customers in the medical device industry following our focus to enter this market last year. Combined with another contract and order from a commercial/industrial company of $4.5 million for delivery between now and May 2006, and a $5.8 million order extension from Select Comfort, we are encouraged with our business book moving into 2006.

We are also ramping up our efforts in proprietary products. We recently introduced significant upgrades of our Critical Environmental Sensors and Security Retail products. Our sales and marketing staff remains focused on increasing this segment’s share of our overall revenue and earnings going forward. We are also committed to looking at new proprietary products that will utilize our engineering, manufacturing and sales expertise.
In all of our markets and like most companies who manufacture products today, we face margin pressure. We will combat these pressures with “lean company” education and efforts and build our business book with balance. Winland is skilled at accurate and efficient product realization whether we do it for outside OEM customers or our own proprietary product offerings, we plan on building on this capability.
In summary, while the challenges we face today may not be exactly those we faced in the past, we meet these challenges from a stronger, more experienced position. We have made tremendous progress, and I am proud of the efforts of everyone at Winland. As always, I would like to thank you, our shareholders, for the patience and support you have shown. We remain committed to rewarding your patience.
Sincerely,
Lorin Krueger
President & CEO
Cautionary Statements
Certain statements contained in this letter and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to (i) our continued optimism about future prospects, (ii) the continued addition of new line items for production, (iii) the expected decrease in sales volume from Select Comfort; and (iv) the continued growth of our proprietary products business, are forward-looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) we may not be successful in continuing to win new business due to competition with respect to price, limitations in our capacity or financing or lack of specialized expertise; (ii) we may encounter unexpected delays or design or manufacturing problems in connection with the release of new products that may damage relationships with new customers, (iii) Select Comfort may move its business to new suppliers more rapidly than we currently anticipate; (iv) Select Comfort and other customers may cease to do business with us or demand pricing that reduces our profitability as a condition to retaining the business; and (v) costs of production may exceed current estimates, thereby adversely affecting margins. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

WINLAND ELECTRONICS, INC.
BALANCE SHEET HIGHLIGHTS

	September 30,	December 31,
	2005	2004

Cash	$1,016,058	$457,576

Total Current Assets	$10,238,401	$7,123,426

Net Property and Equipment	$4,250,024	$4,242,956

Total Assets	$14,489,859	$11,366,467

Total Current Liabilities	$4,121,512	$2,506,024

Total Long-Term Liabilities	$1,974,984	$2,006,088

Stockholder’s Equity	$8,393,363	$6,854,355

Total Liabilities and Equity	$14,489,859	$11,366,467

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months and Nine Months Ended September 30, 2005 and 2004
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	2005	2004	2005	2004

Net sales	$7,399,885	$6,613,692	$21,542,640	$17,625,148
Cost of sales	5,700,612	5,079,296	16,265,235	13,689,375

Gross profit	1,699,273	1,534,396	5,277,405	3,935,773

Operating expenses:
General and administrative	432,673	397,607	1,390,657	1,223,025
Sales and marketing	321,205	315,789	997,904	946,287
Research and development	211,994	151,753	611,062	567,486

	965,872	865,149	2,999,623	2,736,798

Operating income	733,401	669,247	2,277,782	1,198,975

Other income (expenses):
Interest expense	(32,564)	(46,413)	(92,537)	(110,595)
Other, net	15,195	(4,880)	74,040	16,964

	(17,369)	(51,293)	(18,497)	(93,631)

Income before income taxes	716,032	617,954	2,259,285	1,105,344

Income tax expense	(279,200)	(241,000)	(881,100)	(431,000)

Net income	$436,832	$376,954	$1,378,185	$674,344

Earnings per common share data:
Basic	$0.12	$0.11	$0.39	$0.20
Diluted	0.12	0.11	0.38	0.19

Weighted-average number of common shares outstanding:
Basic	3,519,476	3,366,542	3,493,663	3,360,980
Diluted	3,690,430	3,485,670	3,649,174	3,535,633